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                                                                    Exhibit 12.1


                 Paperweight Development Corp. and Subsidiaries
         Statement of Computation of Ratio of Earnings to Fixed Charges
                                   (unaudited)

                                                                                                               Six Months Ended
                                                                                                           ------------------------
                                                                                            (Successor     (Predecessor  (Successor
                                                 (Predecessor Basis)                           Basis)          Basis)      Basis)
                                ---------------------------------------------------------   -------------  ------------  ----------
                                                                                For the         For the
                                                                                 Period         Period
                                                                              December 31,   November 10,
                                                                                2000 to         2001 to
                                                                              November 9,    December 29,    July 1,       June 30,
                                   1997       1998      1999        2000         2001            2001          2001          2002
                                ---------  ---------  ---------  ----------  ------------    ------------   ---------     ---------
Net earnings from
  continuing operations         $ 129,651  $  82,813  $  49,893  $  70,812    $  43,626       $   7,616     $  16,218     $   5,128

Add: Income tax expense            70,611     53,716     17,715     35,725       24,574             117        10,305            39

Add: Interest expense              30,931     60,215     42,926     43,244       25,441          10,638        15,137        37,772

Minority interest in net
  earnings of subsidiaries          1,237      5,493      4,896      1,230          -               -             -             -

Equity in net income of
  unconsolidated affiliates            46     (7,313)       -          -            -               -             -             -

Portion of rent deemed
  interest factor                   3,993      3,878      3,448      3,394        2,485             386         1,434         1,522
                                ---------  ---------  ---------  ---------    ---------       ---------     ---------     ---------
   Total earnings available
     for fixed charges          $ 236,469  $ 198,802  $ 118,878  $ 154,405    $  96,126       $  18,757     $  43,094     $  44,461
                                =========  =========  =========  =========    =========       =========     =========     =========
Fixed charges:

Interest expense                   30,931     60,215     42,926     43,244       25,441          10,638        15,137        37,772

Portion of rent deemed
  interest factor                   3,993      3,878      3,448      3,394        2,485             386         1,434         1,522
                                ---------  ---------  ---------  ---------    ---------       ---------     ---------     ---------
   Total fixed charges          $  34,924  $  64,093  $  46,374  $  46,638    $  27,926       $  11,024     $  16,571     $  39,294
                                =========  =========  =========  =========    =========       =========     =========     =========
Ratio of earnings to
  fixed charges                       6.8        3.1        2.6        3.3          3.4             1.7           2.6           1.1
                                =========  =========  =========  =========    =========       =========     =========     =========
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